Exhibit 15

May 8, 2003

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, NY 10080

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries for the three-month periods ended March 28, 2003 and March 29, 2002, as indicated in our report dated May 8, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended March 28, 2003, are incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/    DELOITTE & TOUCHE LLP

New York, New York